Exhibit 95

MINE SAFETY DISCLOSURE
Edison Mission Energy owns a 50% interest in American Bituminous Power Partners, L.P., which owns an 80 MW waste coal facility located in Grant Town, West Virginia (the “Ambit project”). The Ambit project is subject to regulation by the Mine Safety and Health Administration (the “MSHA”) under the Federal Mine Safety and Health Act (the “FMSHA”). The MSHA inspects the Ambit project [on a regular basis] and issues various citations and orders when it believes a violation has occurred under the FMSHA. The information below presents certain mining safety and health citations that MSHA has issued with respect to the Ambit project.
Under the Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the Securities and Exchange Commission. As required by the reporting requirements included in §1503(a) of the Dodd-Frank Act, Edison Mission Energy presents the following items regarding certain mining safety and health matters for the Ambit project, which is Edison Mission Energy's sole location that is covered under the scope of the Dodd-Frank Act:

(A)
The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the FMSH Act (30 U.S.C. 814) for which the operator received a citation from MSHA;

(B)	The total number of orders issued under section 104(b) of the FMSH Act (30 U.S.C. 814(b));

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the FMSH Act (30 U.S.C. 814(d));

(D)	The total number of imminent danger orders issued under section 107(a) of the FMSH Act (30 U.S.C. 817(a));

(E)	The total dollar value of proposed assessments from MSHA under the FMSH Act (30 U.S.C. 801 et seq.);

(F)	Legal actions pending before Federal Mine Safety and Health Review Commission involving such coal or other mine as of the last day of the period;

(G)	Legal actions initiated before the Federal Mine Safety and Health Review Commission involving such coal or mine during the period; and

(H)	Legal actions resolved before the Federal Mine Safety and Health Review Commission involving such coal or mine during the period.

	Year Ended December 31, 2012
	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
	Section 104 (S&S) Citations	Section 104(b) Orders	Section 104(d) Orders	Section 107(a) Citations & Orders	Total Dollar Value of MSHA Proposed Assessments	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Ambit project	1	—	—	—	$100	—	—	—